Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial statements are based upon the historical financial statements of Orion Energy Systems, Inc. (“Orion”) and Harris Manufacturing, Inc. and Harris LED, LLC (collectively “Harris”) after giving effect to Orion’s acquisition of all of the issued and outstanding shares of Harris. The acquisition of Harris will expand Orion’s product lines, increase its sales force and provide increased market share, specifically in new construction, retail store fronts, commercial office and government markets. Under the terms of the acquisition, Orion paid the purchase price through a combination of $5.0 million of cash, $3.2 million, which includes $0.2 million for post-closing net working capital adjustments, in a three-year unsecured subordinated promissory note bearing interest at the rate of 4% per annum and 856,997 shares of unregistered common stock, representing a fair value on the date of issuance of $2.1 million. The purchase price is subject to potential post-closing date adjustments for certain other items. In addition, Orion may pay up to an additional $1.0 million in shares of its common stock upon Harris post-closing achievement of certain revenue milestones in calendar year 2013 and/or 2014. The acquisition was accounted for as a business combination using the acquisition method with Orion identified as the acquirer. On July 1, 2013, the acquisition of Harris was completed for total transaction consideration of $11.0 million. The $11.0 million purchase price includes $0.6 million referenced above for the shares related to the achievement of certain revenue milestones. The remaining $0.4 million of the aforementioned $1.0 million will be accounted for as compensation expense in future periods.

The unaudited pro forma condensed consolidated balance sheet as of March 31, 2013 is presented as if the acquisition of Harris occurred on March 31, 2013. The unaudited pro forma condensed consolidated statement of operations for the fiscal year ended March 31, 2013 is presented as if the acquisition of Harris had taken place on April 1, 2012 and was carried forward through to March 31, 2013.

Orion has not completed the detailed valuation analyses necessary to arrive at the final estimates of the fair market value of the assets to be acquired and the liabilities to be assumed in connection with the acquisition of Harris. The preliminary allocation of the purchase price of the acquisition (“preliminary PPA”) used in these unaudited pro forma condensed consolidated financial statements is based upon Orion’s preliminary estimates at the date of preparation of these pro forma financial statements. As a result of the finalization of this allocation after the acquisition’s final completion (“final PPA”), Orion expects to make adjustments to the preliminary PPA, some of which could be material. Differences between the preliminary PPA and the final PPA could have a material impact on Orion’s pro forma results of operations. Actual allocations will be based on the final appraisals of fair value of, among other things, identifiable net tangible and intangible assets and tax-related assets and liabilities, at the acquisition date.

The unaudited pro forma condensed consolidated financial statements are provided for informational purposes only and are not intended to represent or be indicative of the consolidated results of operations or financial position of Orion that would have been recorded had the acquisition of Harris been completed as of the dates presented, and should not be taken as representative of future results of operations or financial position of the company. The unaudited pro forma condensed consolidated statement of operations does not reflect the impact of any potential operational efficiencies, cost savings or economies of scale that Orion may achieve with respect to the combined operations of Orion and Harris and do not include costs directly attributable to the transaction that were not incurred as of March 31, 2013. Based upon information available at the date of preparation of the pro forma financial statements, these costs are estimated to be $0.3 million. The pro forma statement of operations also includes adjustments to eliminate $25,000 of non-recurring expenses related to the transaction incurred as of March 31, 2013.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes contained in Orion’s Annual Report on Form 10-K for the fiscal year ended March 31, 2013 and Orion’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 as well as the Harris information for the year ended December 31, 2012 and accompanying notes included in this Current Report on Form 8-K.

Orion Energy Systems, Inc

Unaudited Pro Forma Condensed Consolidated Balance Sheet

(in thousands, except share and per share amounts)

	3/31/2013 Historical Orion	12/31/2012 Historical Harris	Reclassifications	Pro-Forma Adjustments		Pro-Forma Combined
Assets:
Cash and cash equivalents	$14,376	$475	$—	$(5,143	) (C)	$9,708
Short-term investments	1,021	—	—	—		1,021
Accounts receivable, net of allowance for doubtful accounts	18,397	2,535	—	—		20,932
Inventories, net	15,230	1,104	—	—		16,334
Deferred contract costs	2,118	—	—	—		2,118
Deferred income tax benefit	—	109	—	(109	) (H)	—
Due from related party	—	13	—	—		13
Prepaid expense and other current assets	2,465	67	—	—		2,532

Total current assets	53,607	4,303	—	(5,252)		52,658
Property and equipment, net	27,947	146	—	—		28,093
Long-term inventory	11,491	—	—	—		11,491
Patents and licenses, net	1,709	—	—	—		1,709
Long-term accounts receivable	5,069	—	—	—		5,069
Deferred income tax benefit	—	122	—	(122	) (H)	—
Goodwill	—	—	—	1,366	(J)	1,366
Other long-term assets	2,274	—	—	6,610	(K)	8,884

Total assets	$102,097	$4,571	$—	$2,602		$109,270

Liabilities and Shareholders’ Equity:
Accounts payable	$7,773	$1,085	$—	$—		$8,858
Accrued expenses and other	5,457	233	—	165	(G)	5,855
Deferred revenue, current	2,946	—	—	—		2,946
Current maturities of long-term debt	2,597	804	—	(804	) (I)	2,597

Total current liabilities	18,773	2,122	—	(639)		20,256
Long-term debt, less current maturities	4,109	—	—	3,158	(D)	7,267
Deferred revenue, long-term	1,258	—	—	—		1,258
Other long-term liabilities	188	—	—	632	(L)	820

Total liabilities	24,328	2,122	—	3,151		29,601
Shareholders’ Equity:						—
Common stock	—	17	—	(17	) (F)	—
Additional paid-in-capital	128,104	286	—	(286	) (F)	128,104
Member units	—	10	—	(10	) (F)	—
Treasury stock	(38,378)	—	—	2,065	(E)	(36,313)
Shareholder notes receivable	(265)	—	—	—		(265)
Retained (deficit) earnings	(11,692)	2,136	—	(2,301	) (G)	(11,857)

Total shareholders’ equity	77,769	2,449	—	(549)		79,669

Total liabilities and shareholders’ equity	$102,097	$4,571	$—	$2,602		$109,270

Orion Energy Systems, Inc

Unaudited Pro Forma Condensed Consolidated Statement of Operations

(in thousands, except share and per share amounts)

	3/31/2013 Historical Orion	12/31/2012 Historical Harris	Reclassifications		Pro-Forma Adjustments		Pro-Forma Combined
Product revenue	$72,604	$14,740	$—		$—		$87,344
Service revenue	13,482	—	—		—		13,482

Total revenue	86,086	14,740	—		—		100,826
Cost of product revenue	49,551	11,253	—		—		60,804
Cost of service revenue	9,805	—	—		—		9,805

Total cost of revenue	59,356	11,253	—		—		70,609

Gross profit	26,730	3,487	—		—		30,217
Operating expenses:							—
General and administrative	13,946	1,042	(58	) (A)	614	(B),(M)	15,544
Selling and marketing	17,129	1,043	(11	) (A)	—		18,161
Research and development	2,259	—	69	(A)	—		2,328

Total operating expenses	33,334	2,085	—		614		36,033

(Loss) income from operations	(6,604)	1,402	—		(614)		(5,816)
Other income (expense):							—
Interest expense	(567)	(12)	—		—		(579)
Interest income	845	4	—		—		849

Total other income (expense)	278	(8)	—		—		270
(Loss) income before income tax	(6,326)	1,394	—		(614)		(5,546)
Income tax expense	4,073	500	—		(418	) (N)	4,155

Net (loss) income	$(10,399)	$894	$—		$(196)		$(9,701)

Basic net loss per share attributable to common shareholders	$(0.50)						$(0.44)
Weighted-average common shares outstanding	20,996,625				856,997	(E)	21,853,622
Diluted net loss per share	$(0.50)						$(0.44)
Weighted-average common shares and share equivalents outstanding	20,996,625				856,997	(E)	21,853,622

Note 1. Basis of Pro Forma Presentation

The unaudited pro forma condensed consolidated financial statements are based on the historical financial statements of Orion and Harris after giving effect to the cash paid, debt incurred and the stock issued by Orion to consummate the Harris acquisition, as well as certain reclassifications and pro forma adjustments.

The unaudited pro forma condensed consolidated balance sheet assumes that the acquisition of Harris occurred on March 31, 2013. The pro forma condensed consolidated balance sheet combines the historical balances of Orion as of March 31, 2013 and Harris as of December 31, 2012, plus reclassifications and pro forma adjustments.

The unaudited pro forma condensed consolidated statement of operations assumes that the acquisition of Harris occurred on April 1, 2012. The pro forma condensed consolidated statement of operations combines the historical results of Orion for the year ended March 31, 2013 and Harris for the year ended December 31, 2012, plus reclassifications and pro forma adjustments.

The unaudited pro forma condensed consolidated financial statements assume that the acquisition is accounted for using the acquisition method of accounting for business combinations in accordance with the Financial Accounting Standards Board (Accounting Standards Codification 805) and represents the current pro forma information based upon available information of the combining companies results of operations during the periods presented. As of the date of this document, Orion has not completed the detailed valuation studies necessary to arrive at the required estimates of the fair market value of the assets of Harris to be acquired and liabilities to be assumed and the related allocations of the purchase price, nor has it identified all the adjustments necessary to conform the information of Harris to Orion’s accounting policies. However, Orion has made certain adjustments to the historical book values of the assets and liabilities of Harris, based on currently available information, to reflect certain preliminary estimates of the fair values, in preparing unaudited pro forma condensed consolidated financial data. The preliminary PPA assigns values to certain identifiable intangible assets, including developed technology, customer relationships, and trade names. Actual results may differ from this unaudited pro forma condensed consolidated information once Orion has determined the final purchase price for Harris, completed the detailed valuation studies necessary to finalize the required final PPA, and identified any necessary conforming accounting policy changes for Harris. Accordingly, the final PPA, and their effects on the results of operations, may differ materially from the preliminary PPA and the unaudited pro forma combined amounts presented herein.

The unaudited pro forma condensed consolidated financial data are presented for informational purposes only and are not necessarily indicative of the results of operations or financial position for future periods or the results that actually would have been realized had the acquisition described above been consummated as of March 31, 2013 (for the pro forma balance sheet) or April 1, 2012 (for the pro forma statement of operations).

Note 2. Purchase Price and Preliminary Purchase Price Allocation

The total purchase price paid as consideration for all outstanding shares was $10,998 (as further detailed below), and includes the cash, debt incurred and stock consideration paid to Harris shareholders.

The purchase price (based upon Orion’s closing share price of $2.41 as of July 1, 2013) is approximately $10,998, including an estimate for the additional performance shares based upon the achievement of certain revenue milestones during calendar 2013 and/or 2104, and is comprised of:

Cash consideration paid	$5,143
Promissory note	3,158
Share consideration based on issuance of 856,997 shares of Orion Common Stock	2,065
Share consideration based on issuance of 233,994 shares of Orion Common Stock	632

Preliminary purchase price	$10,998

The purchase price will be allocated to tangible and identifiable intangible assets of Harris acquired and liabilities assumed, based on their estimated fair values as of July 1, 2013 (the acquisition date). The excess of the purchase price over the net tangible and identifiable intangible assets will be recorded as goodwill. Based upon a preliminary valuation, the preliminary purchase price would be allocated as follows:

Current assets	$4,194
Non-current assets	146
Intangible assets	6,610
Goodwill	1,366

Total assets acquired	12,316
Liabilities assumed	(1,318)

Net assets acquired	$10,998

The preliminary allocation of the purchase price is based upon management’s estimates. These estimates and assumptions are subject to change upon final valuation.

Cash and other net tangible assets/liabilities: Cash and other net tangible assets were recorded at their respective carrying amounts and, for the purpose of these unaudited pro forma condensed consolidated statements only, the carrying value of these assets/liabilities has been assumed to approximate their fair values and should be treated as preliminary values.

Goodwill: Goodwill represents the excess of the preliminary purchase price over the estimated fair value of tangible and identifiable intangible assets acquired. Goodwill includes amounts assignable to acquired workforce which are also intangible assets not subject to amortization.

Trademarks and trade names: Trademarks and trade names represent the fair value of marketing-related acquired assets. These are classified as intangible assets not subject to amortization.

Identifiable intangible assets subject to amortization: Identifiable intangible assets acquired include developed technology, customer relationships, and customer relationships. Customer relationships represent the underlying relationships and agreements with customers of Harris.

The fair value of intangible assets is based on management’s preliminary valuation, and is subject to change based on review by independent valuation professionals. Estimated useful lives for the purposes of these pro forma statements are based on historical experience.

Total Consideration	$10,998
Preliminary allocation of purchase price:
Current assets	4,194
Non-current assets	146
Developed technology	910
Customer relationships	3,700
Trademarks and trade names	1,900
Non-compete	100
Goodwill (including acquired workforce)	1,366
Liabilities assumed	(1,318)

Total purchase price	$10,998

Pre-acquisition contingencies: Orion has currently not identified any pre-acquisition contingencies where a liability is probable and the amount of the liability can be reasonably estimated. If information becomes available prior to the end of the purchase price measurement period, which would indicate that a liability which existed at the acquisition date is probable and the amount can be reasonably estimated, such items will be included in the purchase price allocation and result in additional goodwill.

Note 3. Reclassifications and Pro Forma Adjustments

The following reclassifications have been reflected in the unaudited pro forma condensed financial statements:

(A)	To reclassify Harris research & development expenses to conform to Orion’s presentation:

Operating Costs and Expenses:
Selling and marketing	$(11)
General and administrative	(58)

Research and development	69

(B)	To record the elimination of non-recurring acquisition related expenses incurred $ 25

(C)	Represents the total cash consideration paid by Orion upon the consummation of the acquisition of the stockholders of Harris, the use of Harris cash to eliminate the Harris line of credit and a reduction in the cash consideration from Orion for the elimination of the remaining line of credit balance:

To reduce the Harris cash balance used to reduce the line of credit	$(475)
To eliminate the remaining line of credit balance with a reduction in the cash acquisition cost
Cash acquisition cost	(5,000)
Less remaining line of credit balance	332

Net reduction in cash	$(5,143)

(D)	Represents the issuance of debt upon the consummation of the acquisition of Harris.

(E)	To record the issuance of 856,997 Orion common shares issued out of treasury stock as part of the acquisition of Harris.

(F)	To record the elimination of the equity interests of Harris in connection with the consummation of the acquisition:

To eliminate the historical common stock of Harris	$(17)
To eliminate the historical member units of Harris	(10)
To eliminate the historical APIC of Harris	(286)

$(313)

(G)	To record the elimination of historical retained earnings of Harris and record Orion’s non-recurring acquisition related expenses incurred:

To eliminate the historical retained earnings of Harris	$(2,136)
To record acquisition related transaction costs incurred at closing	(165)

$(2,301)

(H)	To record the elimination of the historical deferred tax assets of Harris.

(I)	To record the elimination of the line of credit of Harris upon the consummation of the acquisition of Harris.

(J)	To record the preliminary valuation of goodwill.

(K)	To record intangible assets in connection with the acquisition of Harris:

Customer relationships	$3,700
Trademarks and trade names	1,900
Developed technologies	910
Non-compete/employment agreements	100

Total Intangible assets:	$6,610

(L)	To record the estimated performance share calculation based upon the achievement of revenue targets by Harris for 2013 and 2014:

To record the liability for the issuance of 262,396 Orion common shares at an average price of  $2.41

(M)	To record amortization related to the intangible assets recognized at the time of the acquisition of Harris. The useful lives of the intangible assets range from five to ten years and are being amortized on a weighted average over the assets economic useful life. $639

(N)	To eliminate the Harris federal income tax expense due to the consolidated pro-forma loss for 2012.